Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Maria E. Cantor
(617) 621-2208
ARIAD ANNOUNCES $24.3 MILLION REGISTERED DIRECT FINANCING
Cambridge, MA, February 20, 2009 — ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) announced today that it has entered into definitive agreements with selected existing and new institutional investors to sell to them 14,378,698 shares of common stock (approximately 19.9% of the Company’s current outstanding common shares) at a purchase price of $1.69 per share, the closing price of the Company's common stock on February 19, 2009, resulting in net proceeds of approximately $22.8 million after deducting placement agent’s fees and estimated offering expenses. Investors also received 0.75 of a warrant, excercisable at a price of $2.15 per share, for each share of common stock. The warrants have a three-year term from the date of issuance and are exercisable beginning six months after the date of issuance. The transaction is expected to close on or about February 25, 2009, subject to satisfaction of customary closing conditions. Lazard Capital Markets LLC served as the sole placement agent for the offering.
The securities described above are being offered by ARIAD pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020
About ARIAD
ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need — aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, deforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-kB cell-signaling activity, which may be useful in treating certain diseases.
This press release contains “forward-looking statements,” including, but not limited to, statements relating to the anticipated closing of the offering. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.
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